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SOUTHWEST GAS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

CARL C. ICAHN

ICAHN PARTNERS LP

ICAHN PARTNERS MASTER FUND LP

ICAHN ONSHORE LP

ICAHN OFFSHORE LP

ICAHN CAPITAL LP

IPH GP LLC

ICAHN ENTERPRISES HOLDINGS L.P.

ICAHN ENTERPRISES G.P. INC.

BECKTON CORP.

DAVID ADAME

NORA MEAD BROWNELL

MARCIE L. EDWARDS

ANDREW W. EVANS

H. RUSSELL FRISBY, JR.

WALTER M. HIGGINS III

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On May 6, 2022, Carl C. Icahn and his affiliates entered into a cooperation agreement with Southwest Gas Holdings, Inc. (the “Company”). Pursuant to the terms of the cooperation agreement, Mr. Icahn and his affiliates have agreed to withdraw their slate of director nominees with respect to the Company’s 2022 Annual Meeting and vote in favor of the Company’s nominees. The cooperation agreement provides, among other things, that Mr. Icahn and his affiliates will have the right to nominate up to four members to the Company’s Board of Directors and will also be entitled to certain governance protections. A copy of the cooperation agreement will be filed by the Company with the Securities and Exchange Commission. Also, on May 6, 2022, Mr. Icahn issued a letter to stockholders of the Company a copy of which is filed herewith as Exhibit 1.

Carl C. Icahn Issues Open Letter to

Stockholders of Southwest Gas

Sunny Isles Beach, Florida, May 6, 2022 — Today, Carl C. Icahn released the following open letter to the stockholders of Southwest Gas Holdings, Inc. (NYSE: SWX).

Investor Contacts:

Harkins Kovler, LLC

Peter Harkins / Jordan Kovler

(212) 468-5390 / (212) 468-5384

pharkins@harkinskovler.com / jkovler@harkinskovler.com

CARL C. ICAHN

16690 Collins Avenue, Suite PH-1

Sunny Isles Beach, FL 33160

May 6, 2022

Dear Fellow SWX Stockholders:

We would like to thank all of the stockholders that supported us, as well as ISS and Glass Lewis for their observations and conclusions. Today we are announcing a settlement with SWX that will provide us with up to four board seats and various governance protections.

As activists over the last three decades, we have rarely found it necessary to replace the CEOs of companies we have been involved with. But in the rare instances that we moved to replace CEOs, it has almost always greatly enhanced value for ALL stockholders. In the case of SWX, we would not have entered into any compromise without having John Hester’s retirement being a part of it. This is true for the following reasons:

1. As both ISS and Glass Lewis have pointed out, Hester has done a very inept job in running this company; but more importantly, we believe that Hester’s agenda was not to enhance value for stockholders, but rather to empire build.

2. We, along with many other stockholders, believe that the best alternative for SWX is to enter a strategic alternatives process though, even under the best of circumstances, we would expect it to take a year and a half to two years to complete due to regulatory approvals. As a result of the compromise that we and the company have entered into today (which removes the major impediments to consummating a transaction), we believe that, while it will still take a while, the complicated process of selling SWX will eventually be successful and greatly enhance stockholder value.

We again thank all those that have supported us and look forward to working together with the newly-reconstituted board in what we believe will yield a good outcome for ALL stockholders.

Sincerely yours,

Carl C. Icahn